Exhibit 99.1

Leidos Holdings, Inc. Reports Fourth Quarter and Fiscal Year 2016 Results

- Revenues: $2.58 billion for fourth quarter; $7.04 billion for fiscal year 2016
- Diluted Earnings per Share from Continuing Operations: $0.39 for fourth quarter; $2.35 for fiscal year 2016
- Non-GAAP Diluted Earnings per Share from Continuing Operations: $0.75 for fourth quarter; $3.51 for fiscal year 2016
- Diluted weighted average shares outstanding: 153 million for fourth quarter; 104 million for fiscal year 2016
- Cash Flow from Continuing Operations: $162 million for fourth quarter, $446 million for fiscal year 2016
- 2017 guidance increased for revenue, adjusted EBITDA margin, and non-GAAP EPS

RESTON, Va., February 23, 2017–Leidos Holdings, Inc. (NYSE: LDOS), a global science and technology solutions company, today reported financial results for the fourth quarter and fiscal year 2016.
Roger Krone, Leidos Chairman and Chief Executive Officer, commented: “I am pleased with our fourth quarter results and with a strong close to a successful and transformational year for the Company. Through the dedicated effort of our employees and the innovative solutions we bring to our customers, we were able to grow revenues, margins, earnings, and cash flow from operations, compared to the prior year.  We are proceeding well against our stated targets and remain committed to building on our successes in the year ahead."
Fourth Quarter Summary Results
Revenues for the quarter were $2.58 billion, compared to $1.28 billion in the prior year quarter. The current quarter included $1.35 billion of revenue attributable to the Information Systems & Global Solutions business ("IS&GS Business") acquired from Lockheed Martin during the third quarter of fiscal year 2016.
Operating income from continuing operations for the quarter was $152 million, compared to $102 million in the prior year quarter. Operating margin decreased to 5.9% from 8.0% in the prior year quarter, as the current quarter included $54 million of amortization of acquired intangible assets, $22 million of acquisition and integration costs, $8 million of restructuring charges and $4 million of asset impairment charges. Excluding these items, the non-GAAP operating margin increased to 9.3% from 8.4% in the prior year quarter.
Diluted earnings per share ("EPS") from continuing operations attributable to Leidos common stockholders for the quarter was $0.39, compared to $1.72 in the prior year quarter. The weighted average diluted share count for the quarter was 153 million, up from 74 million in the prior year quarter primarily due to the issuance of approximately 77 million shares of Leidos common stock to participating Lockheed Martin stockholders in connection with the acquisition of the IS&GS Business during the third quarter of fiscal year 2016. Excluding the items mentioned above, non-GAAP diluted EPS from continuing operations attributable to Leidos common stockholders for the fourth quarter was $0.75 compared to $0.80 in the prior year quarter.
National Security Solutions
National Security Solutions revenues for the quarter of $876 million increased $28 million, or 3%, compared to the prior year quarter. The revenue growth was primarily attributable to revenues associated with our international business and increases in fees resulting from the achievement of contract milestones and related profit write-ups on certain contracts. These increases were partially offset by reduced revenue due to lower scope and completion of certain contracts.
National Security Solutions operating income margin for the quarter was 7.8%, compared to 7.7% in the prior year quarter.

Information Systems & Global Solutions
IS&GS revenues for the fourth quarter were $1.35 billion with an operating margin of 6.5%. Excluding the impact of amortization of the acquired intangibles, the non-GAAP operating margin of IS&GS was 10.4%.
Health and Infrastructure Sector
Health and Infrastructure Sector ("HIS") revenues of $348 million for the quarter decreased $84 million, or 19%, compared to the prior year quarter. The revenue decline is primarily attributable to the divestiture of the heavy construction business in the current fiscal year. Excluding the revenues from the divested business, HIS revenues increased $26 million, or 8.1%, primarily due to growth in the Federal Health business.
Health and Infrastructure Sector operating income margin for the quarter was 13.2%, up from 10.6% in the prior year, due to the divestiture of the heavy construction business.
Fiscal Year 2016 Summary Results
Revenues for fiscal year 2016 were $7.04 billion, compared to $5.09 billion in the prior calendar year. Fiscal year 2016 revenues included $1.97 billion of revenue attributable to the IS&GS Business.
Operating income from continuing operations for fiscal year 2016 was $417 million, compared to $298 million in the prior calendar year. Operating margin was 5.9% for both fiscal year 2016 as well as the prior calendar year. The current year operating income included $84 million of amortization of intangible assets, $90 million of acquisition and integration costs, $14 million of restructuring charges and $4 million of asset impairment charges. Excluding these items, the non-GAAP operating margin increased to 8.6% from 7.6% in the prior calendar year.
Diluted EPS from continuing operations attributable to Leidos common stockholders for fiscal year 2016 was $2.35, compared to $3.19 for the prior calendar year. The diluted share count was 104 million, up from 74 million in the prior calendar year due to the issuance of approximately 77 million shares of Leidos common stock to participating Lockheed Martin stockholders in connection with the acquisition of the IS&GS Business during the third quarter of fiscal year 2016. Excluding the impact of items mentioned above and the prior year gain on sale of the Company's former headquarters, the non-GAAP diluted EPS from continuing operations attributable to Leidos common stockholders for fiscal year 2016 was $3.51, compared to $2.96 in the prior calendar year.
National Security Solutions
National Security Solutions revenues of $3.61 billion for fiscal year 2016 increased $143 million, or 4%, compared to the prior calendar year. The revenue growth was primarily attributable to revenues from our international business and increases in fees resulting from the achievement of contract milestones and related profit write-ups on certain contracts. These increases were partially offset by reduced revenue due to lower scope and completion of certain contracts.
National Security Solutions operating income margin for fiscal year 2016 was 8.1%, compared to 8.0% in the prior calendar year.
Information Systems & Global Solutions
IS&GS revenues were $1.97 billion and operating margin was 5.8% for fiscal year 2016. Excluding the impact of amortization of acquired intangibles, non-GAAP operating margin was 9.8%.
Health and Infrastructure Sector
Health and Infrastructure Sector revenues for fiscal year 2016 of $1.46 billion decreased $151 million, or 9%, compared to the prior calendar year. The revenue decline is primarily attributable to the divestiture of the heavy construction business in the second quarter of fiscal year 2016 and the sale of the Plainfield Renewable Energy facility ("Plainfield"), which closed in the second quarter of the prior calendar year. Excluding the revenues from the divested businesses, HIS revenues increased $134 million, or 10.1%, primarily due to growth in the Federal Health business, partially offset by lower revenues in our engineering services business.
Health and Infrastructure Sector operating margin for fiscal year 2016 was 11.1%, up from 2.8% in the prior calendar year due to the divestiture of the heavy construction business, the sale of Plainfield, reduced indirect costs, lower asset impairment charges and bad debt expense.

Cash Flow Summary
Cash flows provided by operating activities of continuing operations for the quarter were $162 million compared to $32 million in the prior year. The higher operating cash inflows were primarily due to timing of collections and vendor and benefit payments compared to the prior year quarter.
Cash flows used in investing activities of continuing operations for the quarter were $8 million compared to $56 million of cash flows provided by investing activities in the prior year quarter. The $64 million lower cash flows was primarily due to proceeds received from the sale of assets in the prior year quarter that did not recur in the current year quarter.
Cash flows used in financing activities of continuing operations for the quarter were $227 million compared to $67 million in the prior year quarter. The higher financing cash outflows were primarily due to the early repayment of debt in the current year quarter.
Cash flows provided by operating activities of continuing operations for the fiscal year were $446 million compared to $410 million in the prior calendar year. The higher operating cash inflows were primarily due to timing of collections and vendor and benefit payments compared to the prior calendar year.
Cash flows provided by investing activities of continuing operations for the fiscal year were $26 million compared to $64 million in the prior calendar year. The $38 million lower cash flows was primarily due to proceeds received from the sale of assets in the prior calendar year that did not recur in the current fiscal year, partially offset by cash acquired as part of the acquisition of the IS&GS Business in the current fiscal year.
Cash flows used in financing activities of continuing operations for the fiscal year were $751 million compared to $296 million in in the prior calendar year. The higher financing cash outflows were primarily due to a special cash dividend payment in connection with the Transactions and the early repayment of debt, partially offset by the issuance of debt, net of issuance costs.
As of December 30, 2016, the Company had $376 million in cash and cash equivalents and $3.3 billion in notes payable and long-term debt.
New Business Awards
New business bookings totaled $1.84 billion in the fourth quarter of fiscal year 2016 and $6.95 billion for fiscal year 2016, representing a book-to-bill ratio of 0.7 and 1.0 for the fourth quarter and fiscal year 2016, respectively.
Notable recent awards received include:

•
U.S. Air Force:  Leidos was awarded a prime contract by the United States Air Force ("USAF") to continue to provide mission planning systems engineering and integration for the Joint Mission Planning Enterprise. The single-award indefinite-delivery/indefinite-quantity contract has a ten-year period of performance and a total contract value of $350 million.

•
Joint Improvised Threat Defeat Organization: Leidos was awarded a subcontract to support the Joint Improvised Threat Defeat Organization ("JIDO") with analytical operations, intelligence and training services. The single-award cost-plus award-fee task order has a two-year base period of performance, three one-year options and a total subcontract value to Leidos of $202 million if all options are exercised.

•
Defense Logistics Agency:  Leidos was awarded a contract by the Defense Logistics Agency ("DLA") to support the J6 Enterprise Technology Services ("JETS") program.  The multiple-award indefinite-delivery/indefinite-quantity contract has a five-year base period of performance, one three-year option and a total contract ceiling of $6 billion for all awardees if the option is exercised. The DLA JETS program will provide DLA Information Operations the full range of information technology services to develop, maintain, and protect the applications, software, hardware and systems that support DLA’s mission as the logistics combat support agency to the U.S. military services.

•
U.S. Intelligence Community: The Company was awarded contracts valued at $265 million, if all options are exercised by U.S. national security and intelligence clients. Though the specific nature of these contracts is classified, they all encompass mission-critical services that help to counter global threats and strengthen national security.

The Company’s backlog of signed business orders at the end of fiscal year 2016 was $17.74 billion, of which $5.98 billion was funded, and at the end of calendar year 2015 was $9.90 billion, of which $2.52 billion was funded. The increase in backlog was primarily due to the acquisition of the IS&GS Business.
Forward Guidance
The Company's outlook for fiscal year 2017 is being presented based on a 12-month period from December 31, 2016, to December 29, 2017, as follows:

•	Revenues of $10.0 billion to $10.4 billion;

•	Adjusted EBITDA margins of 9.5% to 10.0%;

•	Non-GAAP diluted earnings per share from continuing operations of $3.05 to $3.35; and

•	Cash flows provided by operating activities from continuing operations at or above $475 million.
Fiscal year 2017 guidance excludes the impact of any future acquisitions, divestitures and other non-ordinary course items.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8 A.M. eastern on February 23, 2017. Analysts and institutional investors may participate by dialing +1 (877) 869-3847 (U.S. dial-in) or +1 (201) 689-8261 (international dial-in).
A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com).
After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (877) 660-6853 (toll-free U.S.) or +1 (201) 612-7415 (international) and entering passcode 13652714.
About Leidos
Leidos is a global science and technology solutions leader working to solve the world's toughest challenges in the defense, intelligence, homeland security, civil and health markets. The Company's 32,000 employees support vital missions for government and commercial customers.
For more information, visit www.leidos.com.
Forward-Looking Statements
Certain statements in this release contain or are based on "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as "expects," "intends," "plans," "anticipates," "believes," "estimates," "guidance" and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, EBITDA margins, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases, acquisitions and dispositions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.

Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes to our reputation and relationships with government agencies, developments in the U.S. Government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. Government budget process; delays in the U.S. Government contract procurement process or the award of contracts; delays or loss of contracts as a result of competitor protests; changes in U.S. Government procurement rules, regulations and practices; changes in interest rates and other market factors out of our control; our compliance with various U.S. Government and other government procurement rules and regulations; governmental reviews, audits and investigations of our Company; our ability to effectively compete for and win contracts with the U.S. Government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; factors relating to the transaction with Lockheed Martin, including, tax treatment; the possibility that we may be unable to achieve expected synergies and operating efficiencies within the expected time-frames or at all, the integration of the acquired Information Systems & Global Solutions business being more difficult, time-consuming or costly than expected; the effect of any changes resulting from the transaction in customer, supplier and other business relationships; general market perception of the transaction and exposure to lawsuits and contingencies associated with the Information Systems & Global Solutions business; the mix of our contracts and our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to realize as revenues the full amount of our backlog; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal Proceedings" sections of our latest Annual report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com. All information in this release is as of February 23, 2017. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Kelly P. Hernandez	Melissa L. Koskovich
571.526.6404	571.526.6850
kelly.p.hernandez@leidos.com	koskovichm@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 30, 2016	January 1, 2016	December 30, 2016	January 1, 2016
Revenues	$2,575	$1,281	$7,043	$5,086
Cost of revenues	2,266	1,124	6,191	4,468
Selling, general and administrative expenses	131	53	334	232
Bad debt expense	2	(1)	3	9
Acquisition and integration costs	22	—	90	—
Asset impairment charges	4	—	4	73
Restructuring expenses	8	3	14	6
Equity earnings of non-consolidated subsidiaries	(10)	—	(10)	—
Operating income	152	102	417	298
Interest income	2	2	10	4
Interest expense	(39)	(14)	(96)	(58)
Other (expense) income, net	(10)	83	(13)	84
Income from continuing operations before income taxes	105	173	318	328
Income tax expense	(45)	(46)	(72)	(92)
Income from continuing operations	60	127	246	236
Discontinued operations:
Loss from discontinued operations before income taxes	—	(1)	—	(1)
Income tax benefit	—	1	—	19
Income from discontinued operations	—	—	—	18
Net income	60	127	246	254
Less: net income attributable to non-controlling interest, net of taxes	1	—	2	—
Net income attributable to Leidos common stockholders	$59	$127	$244	$254
Earnings per share:
Basic:
Income from continuing operations attributable to Leidos common stockholders	$0.39	$1.76	$2.39	$3.23
Discontinued operations, net of taxes	—	—	—	0.25
Net income attributable to Leidos common stockholders	$0.39	$1.76	$2.39	$3.48
Diluted:
Income from continuing operations attributable to Leidos common stockholders	$0.39	$1.72	$2.35	$3.19
Discontinued operations, net of taxes	—	—	—	0.24
Net income attributable to Leidos common stockholders	$0.39	$1.72	$2.35	$3.43
Weighted average number of common shares outstanding:
Basic	150	72	102	73
Diluted	153	74	104	74

Cash dividends declared per share	$0.32	$0.32	$14.92	$1.28

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions)

	December 30, 2016	January 1, 2016
ASSETS
Current assets:
Cash and cash equivalents	$376	$656
Receivables, net	1,657	921
Inventory, prepaid expenses and other current assets	348	216
Total current assets	2,381	1,793
Property, plant and equipment, net	259	142
Intangible assets, net	1,589	25
Goodwill	4,622	1,207
Deferred tax assets	16	8
Other assets	265	195
	$9,132	$3,370
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,427	$761
Accrued payroll and employee benefits	483	268
Dividends payable	23	2
Income taxes payable	21	6
Notes payable and long-term debt, current portion	62	2
Liabilities of discontinued operations	—	1
Total current liabilities	2,016	1,040
Notes payable and long-term debt, net of current portion	3,225	1,079
Deferred tax liabilities	540	34
Other long-term liabilities	204	149
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.0001 par value,10 million shares authorized and no shares issued and outstanding at December 30, 2016 and January 1, 2016	—	—
Common stock, $.0001 par value, 500 million shares authorized, 150 million and 72 million shares issued and outstanding at December 30, 2016, and January 1, 2016, respectively	—	—
Additional paid-in capital	3,316	1,353
Accumulated deficit	(177)	(277)
Accumulated other comprehensive loss	(4)	(8)
Total Leidos stockholders’ equity	3,135	1,068
Non-controlling interest	12	—
Total equity	3,147	1,068
	$9,132	$3,370

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended		Twelve Months Ended
	December 30, 2016	January 1, 2016	December 30, 2016	January 1, 2016
Cash flows from operations:
Net income	$60	$127	$246	$254
Income from discontinued operations	—	—	—	(18)
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	68	9	122	44
Stock-based compensation	10	8	35	31
Asset impairment charges	4	—	4	73
Gain on a real estate sale	—	(82)	—	(82)
Other	2	—	—	8
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	(17)	(70)	123	75
Inventory, prepaid expenses and other current assets	23	8	(101)	(14)
Accounts payable and accrued liabilities	(61)	30	(25)	101
Accrued payroll and employee benefits	28	—	26	(26)
Deferred income taxes and income taxes receivable/payable	55	32	36	12
Other long-term assets/ liabilities	(10)	(30)	(20)	(48)
Total cash flows provided by operating activities of continuing operations	162	32	446	410
Cash flows from investing activities:
Payments for property, plant and equipment	(9)	(12)	(29)	(27)
Acquisitions of businesses	—	(2)	25	(2)
Payments on accrued purchase price related to prior acquisition	—	—	—	(13)
Net proceeds from sale of assets	—	70	3	79
Proceeds from disposition of business	—	—	23	27
Proceeds from collections on promissory note	—	—	4	—
Other	1	—	—	—
Total cash flows (used in) provided by investing activities of continuing operations	(8)	56	26	64
Cash flows from financing activities:
Payments of long-term debt	(175)	(13)	(277)	(62)
Proceeds from debt issuance	—	—	690	—
Payments for debt issuance costs	—	—	(30)	—
Payments on real estate financing transaction	—	(8)	—	(8)
Proceeds from issuances of stock	—	2	25	6
Repurchases of stock and other	(4)	(4)	(24)	(120)

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS [CONTINUED]
(in millions)

	Three Months Ended		Twelve Months Ended
	December 30, 2016	January 1, 2016	December 30, 2016	January 1, 2016
Special cash dividend payment	—	—	(993)	—
Dividend payments	(48)	(46)	(142)	(117)
Other	—	2	—	5
Total cash flows used in financing activities of continuing operations	(227)	(67)	(751)	(296)
(Decrease) increase in cash and cash equivalents from continuing operations	(73)	21	(279)	178
Cash flows from discontinued operations:
Cash provided by operating activities of discontinued operations	—	—	—	13
Cash (used in) provided by investing activities of discontinued operations	—	—	(1)	6
(Decrease) increase in cash and cash equivalents from discontinued operations	—	—	(1)	19
Total (decrease) increase in cash and cash equivalents	(73)	21	(280)	197
Cash and cash equivalents at beginning of year	449	635	656	459
Cash and cash equivalents at end of year	$376	$656	$376	$656

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

	Three Months Ended				Twelve Months Ended
	December 30, 2016	January 1, 2016	Dollar change	Percent change	December 30, 2016	January 1, 2016	Dollar change	Percent change
Revenues:
National Security Solutions	$876	$848	$28	3.3%	$3,610	$3,467	$143	4.1%
Information Systems & Global Solutions	1,351	—	1,351	NM	1,971	—	1,971	NM
Health and Infrastructure	348	432	(84)	(19.4)%	1,463	1,614	(151)	(9.4)%
Corporate and Other	—	1	(1)	NM	(1)	5	(6)	NM
Total	$2,575	$1,281	$1,294	101.0%	$7,043	$5,086	$1,957	38.5%

Operating income (loss):
National Security Solutions	$68	$65	$3	4.6%	$292	$279	$13	4.7%
Information Systems & Global Solutions	88	—	88	NM	114	—	114	NM
Health and Infrastructure	46	46	—	—%	162	45	117	NM
Corporate and Other	(50)	(9)	(41)	NM	(151)	(26)	(125)	NM
Total	$152	$102	$50	49.0%	$417	$298	$119	39.9%

Operating income margin:
National Security Solutions	7.8%	7.7%			8.1%	8.0%
Information Systems & Global Solutions	6.5%	NM			5.8%	NM
Health and Infrastructure	13.2%	10.6%			11.1%	2.8%
Total	5.9%	8.0%			5.9%	5.9%
NM - Not Meaningful

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed. Backlog estimates are subject to change and may be affected by factors including modifications of contracts and foreign currency movements.
Funded backlog for contracts with the U.S. Government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. Government agencies and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenue previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from (1) contracts for which funding has not been appropriated and (2) unexercised priced contract options. Negotiated unfunded backlog does not include future potential task orders expected to be awarded under indefinite delivery/indefinite quantity, General Services Administration Schedule or other master agreement contract vehicles.
The estimated value of backlog as of the dates presented was as follows:

	December 30, 2016	January 1, 2016
National Security Solutions:
Funded backlog	$1,436	$1,472
Negotiated unfunded backlog	6,131	6,554
Total National Security Solutions backlog	$7,567	$8,026
Information Systems & Global Solutions:
Funded backlog	$3,572	$—
Negotiated unfunded backlog	4,793	—
Total Information Systems & Global Solutions backlog	$8,365	$—
Health and Infrastructure Sector:
Funded backlog	$967	$1,049
Negotiated unfunded backlog	837	820
Total Health and Infrastructure Sector backlog	$1,804	$1,869
Total:
Funded backlog	$5,975	$2,521
Negotiated unfunded backlog	11,761	7,374
Total backlog	$17,736	$9,895

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS
(in millions, except per share amounts)
The Company uses and refers to non-GAAP operating income, adjusted EBITDA, non-GAAP income from continuing operations and non-GAAP EPS from continuing operations, which are not measures of financial performance under generally accepted accounting principles in the U.S. ("GAAP") and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another measure of the Company's results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The Company’s computation of its non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Non-GAAP operating income is computed by excluding the following items from income (loss) from continuing operations: (i) other (expense) income, net; (ii) interest expense; (iii) interest income; (iv) income tax expense adjusted to reflect non-GAAP adjustments; and (v) the following discrete items:

•	Acquisition and integration costs - Represents costs related to the acquisition and integration of the IS&GS business.

•	Amortization of acquired intangible assets - Represents the amortization expense associated with acquired intangible assets.

•
Restructuring expenses - Represents costs associated with lease termination, severance, and costs related to the Company’s acquisition of IS&GS and the September 2013 spin-off of its former technical services.

•	Gains and losses on disposal of assets and businesses - Represents the gains or losses on certain sales of real estate and businesses.

•	Asset impairment charges - Represents impairments of long-lived intangible and tangible assets.
Non-GAAP income from continuing operations is computed by excluding the discrete items as identified above from income from continuing operations and adjusting income tax expense for the effect of such exclusions.
Non-GAAP operating margin from continuing operations is computed by adding back the discrete items as identified above from GAAP operating income from continuing operations and dividing by GAAP revenue.
Adjusted EBITDA is computed by excluding the following items from income from continuing operations, before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; and (iv) depreciation expense.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP measures identified above to the most directly comparable GAAP measures:

	Quarter Ended December 30, 2016
	As reported	Asset impairment charges	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Non-GAAP results
Revenue	$2,575	$—	$—	$—	$—	$2,575
Cost of revenues	2,266	—	—	—	—	2,266
Selling, general and administrative expenses[1]	133	—	—	54	—	79
Asset impairment charges	4	4	—	—	—	—
Acquisition and integration costs	22	—	22	—	—	—
Restructuring expenses	8	—	—	—	8	—
Equity earnings of non-consolidated subsidiaries	(10)	—	—	—	—	(10)
Operating income	152	(4)	(22)	(54)	(8)	240
Non-operating expense, net	(47)	—	—	—	—	(47)
Income from continuing operations, before income taxes	105	(4)	(22)	(54)	(8)	193
Income tax expense[2]	(45)	2	6	21	3	(77)
Income from continuing operations	60	(2)	(16)	(33)	(5)	116
Less: net income attributable to non-controlling interest, net of taxes	1	—	—	—	—	1
Net income attributable to Leidos common stockholders	$59	$(2)	$(16)	$(33)	$(5)	$115

Diluted EPS from continuing operations attributable to Leidos common stockholders	$0.39	$(0.01)	$(0.10)	$(0.22)	$(0.03)	$0.75
Diluted shares	153	153	153	153	153	153
(1) Selling, general and administrative expenses includes bad debt expense of $2 million.
(2) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Quarter Ended December 30, 2016
	As reported	Asset impairment charges	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Non-GAAP results
Income from continuing operations, before income taxes	$105	$(4)	$(22)	$(54)	$(8)	$193
Depreciation expense	14	—	—	—	—	14
Amortization expense	54	—	—	54	—	—
Interest expense, net	37	—	—	—	—	37
EBITDA	$210	$(4)	$(22)	$—	$(8)	$244

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Quarter Ended January 1, 2016
	As reported	Amortization of intangibles[1]	Restructuring expenses	Gain on a real estate sale	Non-GAAP results
Revenue	$1,281	$—	$—	$—	$1,281
Cost of revenues	1,124	—	—	—	1,124
Selling, general and administrative expenses[2]	52	2	—	—	50
Restructuring expenses	3	—	3	—	—
Operating income	102	(2)	(3)	—	107
Non-operating income (expense), net	71	—	—	82	(11)
Income from continuing operations, before income taxes	173	(2)	(3)	82	96
Income tax expense[3]	(46)	1	1	(11)	(37)
Income from continuing operations	$127	$(1)	$(2)	$71	$59
Net income	$127	$(1)	$(2)	$71	$59

Diluted EPS from continuing operations	$1.72	$(0.01)	$(0.03)	$0.96	$0.80
Diluted shares	74	74	74	74	74
(1) Prior period has been recast to reflect amortization of acquired intangible assets as a non-GAAP adjustment.
(2) Selling, general and administrative expenses includes bad debt expense of ($1) million.
(3) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Quarter Ended January 1, 2016
	As reported	Amortization of intangibles[1]	Restructuring expenses	Gain on a real estate sale	Non-GAAP results
Income from continuing operations, before income taxes	$173	$(2)	$(3)	$82	$96
Depreciation expense	7	—	—	—	7
Amortization expense	2	2	—	—	—
Interest expense, net	12	—	—	—	12
EBITDA	$194	$—	$(3)	$82	$115
(1) Prior period has been recast to reflect amortization of acquired intangible assets as a non-GAAP adjustment.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Year Ended December 30, 2016
	As reported	Asset impairment charges	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Gains on sale of assets and businesses	Non-GAAP results
Revenue	$7,043	$—	$—	$—	$—	$—	$7,043
Cost of revenues	6,191	—	—	—	—	—	6,191
Selling, general and administrative expenses[1]	337	—	—	84	—	—	253
Asset impairment charges	4	4	—	—	—	—	—
Acquisition and integration costs	90	—	90	—	—	—	—
Restructuring expenses	14	—	—	—	14	—	—
Equity earnings of non-consolidated subsidiaries	(10)	—	—	—	—	—	(10)
Operating income	417	(4)	(90)	(84)	(14)	—	609
Non-operating expense, net	(99)	—	—	—	—	5	(104)
Income from continuing operations, before income taxes	318	(4)	(90)	(84)	(14)	5	505
Income tax expense[2]	(72)	2	27	33	5	(1)	(138)
Income from continuing operations	246	(2)	(63)	(51)	(9)	4	367
Less: net income attributable to non-controlling interest, net of taxes	2	—	—	—	—	—	2
Net income attributable to Leidos common stockholders	$244	$(2)	$(63)	$(51)	$(9)	$4	$365

Diluted EPS from continuing operations attributable to Leidos common stockholders	$2.35	$(0.02)	$(0.60)	$(0.49)	$(0.09)	$0.04	$3.51
Diluted shares	104	104	104	104	104	104	104
(1) Selling, general and administrative expenses includes bad debt expense of $3 million.
(2) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Year Ended December 30, 2016
	As reported	Asset impairment charges	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Gains on sale of assets and businesses	Non-GAAP results
Income from continuing operations, before income taxes	$318	$(4)	$(90)	$(84)	$(14)	$5	$505
Depreciation expense	38	—	—	—	—	—	38
Amortization expense	84	—	—	84	—	—	—
Interest expense, net	86	—	—	—	—	—	86
EBITDA	$526	$(4)	$(90)	$—	$(14)	$5	$629

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Calendar Year Ended January 1, 2016
	As reported	Asset impairment charges	Amortization of intangibles[1]	Restructuring expenses	Gain on a real estate sale	Non-GAAP results
Revenue	$5,086	$—	$—	$—	$—	$5,086
Cost of revenues	4,468	—	—	—	—	4,468
Selling, general and administrative expenses[2]	241	—	9	—	—	232
Asset impairment charges	73	73	—	—	—	—
Restructuring expenses	6	—	—	6	—	—
Operating income	298	(73)	(9)	(6)	—	386
Non-operating income (expense), net	30	—	—	—	82	(52)
Income from continuing operations, before income taxes	328	(73)	(9)	(6)	82	334
Income tax expense[3]	(92)	28	4	2	(11)	(115)
Income from continuing operations	236	(45)	(5)	(4)	71	219
Income from discontinued operations, net of taxes	18	—	—	—	—	18
Net income	$254	$(45)	$(5)	$(4)	$71	$237

Diluted EPS from continuing operations	$3.19	$(0.61)	$(0.07)	$(0.05)	$0.96	$2.96
Diluted shares	74	74	74	74	74	74
(1) Prior period has been recast to reflect amortization of acquired intangible assets as a non-GAAP adjustment.
(2) Selling, general and administrative expenses includes bad debt expense of $9 million.
(3) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Calendar Year Ended January 1, 2016
	As reported	Asset impairment charges	Amortization of intangibles[1]	Restructuring expenses	Gain on a real estate sale	Non-GAAP results
Income from continuing operations, before income taxes	$328	$(73)	$(9)	$(6)	$82	$334
Depreciation expense	35	—	—	—	—	35
Amortization expense	9	—	9	—	—	—
Interest expense, net	54	—	—	—	—	54
EBITDA	$426	$(73)	$—	$(6)	$82	$423
(1) Prior period has been recast to reflect amortization of acquired intangible assets as a non-GAAP adjustment.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP operating income by reportable segment:

	Quarter Ended December 30, 2016
	Operating income (loss)	Asset impairment charges	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Non-GAAP Operating income (loss)	Non-GAAP Operating Margin
National Security Solutions	$68	$—	$—	$—	$—	$68	7.8%
Information Systems & Global Solutions	88	—	—	53	—	141	10.4%
Health and Infrastructure	46	—	—	1	—	47	13.5%
Corporate and Other	(50)	4	22	—	8	(16)	NM
Total	$152	$4	$22	$54	$8	$240	9.3%

	Quarter Ended January 1, 2016
	Operating income (loss)	Amortization of intangibles[1]	Restructuring expenses	Non-GAAP Operating income (loss)	Non-GAAP Operating Margin
National Security Solutions	$65	$—	$—	$65	7.7%
Health and Infrastructure	46	2	—	48	11.1%
Corporate and Other	(9)	—	3	(6)	NM
Total	$102	$2	$3	$107	8.4%

	Year Ended December 30, 2016
	Operating income (loss)	Asset impairment charges	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Non-GAAP Operating income (loss)	Non-GAAP Operating Margin
National Security Solutions	$292	$—	$—	$—	$—	$292	8.1%
Information Systems & Global Solutions	114	—	—	79	—	193	9.8%
Health and Infrastructure	162	—	—	5	—	167	11.4%
Corporate and Other	(151)	4	90	—	14	(43)	NM
Total	$417	$4	$90	$84	$14	$609	8.6%

	Calendar Year Ended January 1, 2016
	Operating income (loss)	Impairment charges	Amortization of intangibles[1]	Restructuring expenses	Non-GAAP Operating income (loss)	Non-GAAP Operating Margin
National Security Solutions	$279	$—	$—	$—	$279	8.0%
Health and Infrastructure	45	73	9	—	127	7.9%
Corporate and Other	(26)	—	—	6	(20)	NM
Total	$298	$73	$9	$6	$386	7.6%
(1) Prior period has been recast to reflect amortization of acquired intangible assets as a non-GAAP adjustment.
NM - Not Meaningful